Exhibit 10.52

CREDIT FACILITY LETTER

Date: May 25, 2005

To: FGDI L.L.C (“Client”)

Address for notice to the Client: P.O. Box 149, 19901 N. Dixie Hwy., Suite B, Bowling Green, Ohio 43402 U.S.A. Fax: +1 419-352-6710

AFG Trust Finance Limited (“AFG Trust”) (address for notice to AFG Trust: Level 26, PricewaterhouseCoopers Tower, 188 Quay Street, Auckland, New Zealand. Fax: + 64 9 353 1202) offers an USD credit facility (“USD Facility”) and an RMB credit facility (“RMB Facility”) to the Client on the terms and conditions contained in this Facility Letter and the AFG Trust Credit Services Terms and Conditions attached hereto.

FACILITIES

Facility Amount:	USD20,000,000.00 (in respect of the USD Facility) and RMB160,000,000.00 (in respect of the RMB Facility). The total amount outstanding under each Facility at any time must not exceed the relevant Facility Amount. Where it does exceed the relevant Facility Amount, the difference between the total amount outstanding and the relevant Facility Amount shall be repaid to AFG Trust immediately. Before that amount is repaid, AFG Trust will charge interest at the Default Interest Rate on a daily basis on that amount until the date it is actually paid. AFG Trust may, from time to time and in its absolute sole discretion and without any reason whatsoever, increase or decrease the Facility Amount by giving the Client at least 2 Business Days’ written notice of the date on which the Facility Amount will be increased or decreased.

Expiry Date:	Twelve months from the date of this Agreement.

Cancellation:	The Client may cancel either or both Facilities by at least 5 Business Days written notice if all amounts owing under this Agreement have been paid in full. For the avoidance of doubt, any Establishment Fee paid in advance is not refundable.

Condition Precedent:	No drawdown can be made unless AFG Trust has confirmed to the Client that the following conditions have been met:

• AFG Trust has received a fully executed copy of this Agreement.

• The Client has paid the Establishment Fee to AFG Trust.

• No Event of Default has happened and remains unremedied.

•      AFG Trust has received a fully executed copy of the investment agreement (“Investment Agreement”) dated on or about the date of this Agreement between the Client and AFG Asset Management Limited (“AM ”). AFG Trust has received a certified copy of the board resolution of the Client to accept this Agreement, and appoint Steve Speck, Dale Krukemyer and Rodney Ivers to be the authorized signatories and any one of them is allowed to give instructions on the Client’s behalf under this Agreement.

Drawdown:	Once AFG Trust has confirmed to the Client that all conditions precedent have been met, the Client may drawdown at any time by giving at least three Business Days notice specifying the date on which the Drawing will be made and its the principal amount subject to the following conditions:

• The principal amount for the Drawing intended is no less than USD250,000.00 (for an USD Drawing) or RMB2,000,000.00 (for an RMB Drawing).

•      The aggregate principal amounts of all the Drawings outstanding* and the Drawing which the Client intends to make shall not exceed the lesser of the Facility Amount and the Available Limit (to be calculated as follows):

Available Limit = IA / 105%

Where

IA means the total amount of the USD and RMB Investment by the Client with ATAL under the Investment Facility Agreement*

*  For purpose of this clause, the amounts of the RMB Drawings under this Agreement and RMB Investment under the Investment Agreement shall be converted into USD amount by the base USD/RMB exchange rate published by the People’s Bank of China on the proposed Drawdown Date of the intended Drawing.

Repayment:	The Client may repay part or all of the outstanding amount under either Facility at any time by giving one Business Day notice. However, all the amounts outstanding must be repaid prior to or on the Expiry Date. In addition, notwithstanding any other clause in this Agreement, the Client must repay the principal and any interest thereon immediately to AFG Trust if AFG Trust demands the Client to do so where the Client fails to maintain the minimum security amount in accordance with the Investment Agreement.

Security:	The Client grants a security interest in all of its interests and rights in respect of the USD and RMB investment with AM (“Collateral”) under the Investment Agreement to secure its obligations under this Agreement. The Client undertakes not to grant any security interest over the Collateral to any third party that is superior to the rights of AFG Trust.

FEE

Establishment Fee:	A non-refundable establishment fee of USD10,000.00 is payable within 5 Business Days after the date of this Agreement.

INTEREST

Interest Rate:	In respect of Drawings under the USD Facility: the aggregate of (i) the prime rate as published in The Asian Wall Street Journal from time to time (“Prime Rate”); and (ii) 0.75% per annum;

In respect of Drawings under the RMB Facility: the aggregate of (i) the interest rate of RMB loan for six months or less published by Bank of China from time to time (“RMB Rate”); and (ii) 1% per annum.

provided that any fluctuation of either the Prime Rate or the RMB Rate shall be reflected from the first day of the following month of the Drawdown Date in the calculation of the interest payable by the borrower in relation to all Drawings.

Default Interest Rate:	meant the relevant Interest Rate plus 4% per annum.

Calculation of Interest:	The amount of interest the Client must pay will be calculated by multiplying each daily total outstanding amount by the daily percentage rate of interest (which is calculated by dividing the Interest Rate by 365). Interest will be capitalized at the end of each month.

PAYMENT

Any payment by the Client to AFG Trust, or vice versa, in RMB under this Agreement shall be made by telegraphic transfer to/from the Client’s or its nominated Chinese bank account.

NON-RECOURSE

AFG Trust’s recourse under this Agreement in the event of any non-payment of any amount advanced under this Agreement shall be limited to the Collateral in this Agreement and shall be non-recourse to the Client, except to the extend of any losses to AFG Trust caused by a breach of the Client of its undertaking not to grant any security interest over the Collateral to any third party that is superior in priority to the rights of AFG Trust.

LIMITATION OF CLAUSE 5

The provisions of Clause 5 of the AFG Trust Credit Services Terms and Conditions, are subject to the limitation that the authorized actions of the attorney so appointed shall be limited to actions which are consistent with the agreements between the parties. In particular, the attorneys shall not be authorized to do anything such that AFG Trust’s recourse against the Client will go beyond the Collateral to any third party that is superior in priority to the rights of the AFG Trust.

Signed on behalf of AFG Trust by:

/s/ Bin Lu	Bin Lu	Director
Signature	Name	Title

SIGNED by the Client :.	in the presence of

/s/ Steven J. Speck	/s/ Donald Eugene Finn
Signature of Steven J. Speck	Signature of Witness

Date: May 25, 2005	Donald Eugene Finn
Name of witness

Notary
Occupation

Toledo, Ohio USA
City/town of residence

AFG TRUST CREDIT SERVICES TERMS AND CONDITIONS

1.	INTERPRETATION

1.1	Definitions: In this Agreement the following definitions apply:

“AFG Trust Group” means all legal or commercial entities the ownership of which is controlled by AFG Trust Limited N.V. (including, but not limited to, AFG Trust Assets Limited, AFG Trust Finance Limited, AFG Trust Private Wealth Limited, AFG Trust Fund Limited, AFG Investment Management (Shanghai) Limited and AFG Global Services Limited).

“AFG Trust Group Account Terms and Conditions” means the account terms and conditions applicable to the accounts opened by the Client with AFG Trust Group.

“this Agreement” means this AFG Trust Credit Services Terms and Conditions, the Facility Letter and any other agreement between the Client and AFG Trust in respect of the Facility.

“Business Day” means a day (other than a Saturday or Sunday) on which registered banks are open for business in Auckland.

“Default Interest Rate” means default interest rate specified in the Facility Letter.

“Drawing” means a cash advance made under the Facility or, as the context may require, the principal amount thereof for the time being outstanding.

“Event of Default” means one of the events listed in clause 4.1.

“Facility” means the facility granted by AFG Trust to the Client under this Agreement.

“Facility Amount” means the facility amount specified in the Facility Letter.

“Facility Letter” means the facility letter which sets out the commercial terms of the Facility and to which this AFG Trust Credit Services Terms and Conditions is attached.

“Penalty Interest Rate” means the penalty interest rate specified in the Facility Letter.

1.2	Interpretation: In this Agreement, unless the context otherwise requires:

(a)	a reference to any law or legislation or legislative provision includes any statutory modification, amendment or re-enactment, and any subordinate legislation or regulations issued under that legislation or legislative provision;

(b)	a reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time;

(c)	a reference to a clause, part, schedule or attachment is a reference to a clause, part, schedule or attachment of or to this Agreement unless otherwise stated; and

(d)	an expression importing a natural person includes any company, trust, partnership, joint venture, association, corporation, body corporate or governmental agency.

2.	REPRESENTATIONS AND WARRANTIES

2.1	The Client represents and warrants that:

(a)	(where applicable) it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b)	its obligations under this Agreement are legally binding and enforceable in accordance with the terms, subject to generally applicable limitations on the enforcement of remedies at law, general equitable principles and to bankruptcy, insolvency or other laws affecting creditors’ rights generally;

(c)	neither its entry into this Agreement, nor the exercises of any right or the performance or observance of any obligation under this Agreement, nor any transaction contemplated thereby, will:

(i)	violate or contravene any law to which it is subject; or

(ii)	conflict with, or result in a breach of, any agreement, document, arrangement or obligation to which it is a party;

(d)	the information provided by it to AFG Trust at any time in connection with this Agreement was true and accurate in all material respects and not misleading in any material respects as at the date on which it was provided (whether by the omission of facts known to it or otherwise) and all projections provided by it were based on reasonable assumptions;

(e)	it is not party to any litigation, tax claim or administrative or arbitration proceedings before or of any court, tribunal, arbitrator or government agency, or to any dispute with any government agency, which, if adversely determined, would have a material adverse effect on its ability to perform its obligations under this Agreement; and

(f)	(where applicable) it is not an undischarged bankrupt.

2.2	The Client will be deemed to repeat the warranties in clause 2.1 on each day until AFG Trust has given notice releasing it.

3.	UNDERTAKINGS

3.1	The Client undertakes to AFG Trust that it shall:

(a)	comply with its obligations under this Agreement;

(b)	comply with and observe all laws to which it is subject; and

(c)	promptly advise AFG Trust if it becomes aware of:

(i)	an Event of Default happening;

(ii)	anything happening which would, if a notice were given or a time period set out in the relevant event of default ended, become an Event of Default;

(iii)	anything which might have a material adverse effect on its ability to perform its obligations under this Agreement;

(iv)	anything which might have a material adverse effect on AFG Trust’s rights under this Agreement;

(v)	anything happening which would make any of the representations and warranties in clause 2.1 untrue; or

(vi)	any material change in respect of any of the information provided by it to AFG Trust at any time in connection with this Agreement.

4.	ENFORCEMENT

4.1	If any one of the events set out below happens, whether or not within the control of the Client:

(a)	the Client fails to pay any part of a Drawing, or any interest thereof, in the manner and in the currency required on its due date; or

(b)	the Client fails to pay any other amount due under this Agreement in the manner and in the currency required within two Business Days after its due date; or

(c)	the Client fails to pay any amount owed to any member of AFG Trust Group under any agreement other than this agreement in the manner and in the currency required on its due date; or

(d)	the Client commits any breach of, or omits to observe, any of its material undertakings or obligations under this Agreement (other than those referred to in clause 4.1(a) or 4.1(b)) and, in respect of any such breach or omission which is capable of being remedied, such breach or omission is not remedied within 5 Business Days of the Client becoming aware of the breach or omission; or

(e)	AFG Trust becomes aware that something the Client told AFG Trust is not true, and that fact is material to AFG Trust; or

(f)	any amount the Client owes to someone other than AFG Trust is not paid on time in the required way (unless, in good faith, the Client disputes its obligation to pay); or

(g)	any person becomes entitled to require the Client to pay an amount owing earlier than originally agreed; or

(h)	the Client calls a meeting of its creditors or enters into an arrangement with its creditors (including making an assignment for the benefit of its creditors and entering into a formal arrangement or compromise); or

(i)	distress, execution or some other process is levied or enforced against the Client; or

(j)	a step is taken which might lead to the appointment of a receiver, receiver and manager, or some other person with similar powers in respect of the Client or any of its assets; or

(k)	an order or judgement requiring the Client to pay an amount is not complied with within 5 Business Days (unless, in good faith, the Client appeals against the order or the judgment); or

(l)	a government official, creditor’s committee, investigating accountant or person with similar powers is appointed to investigate the Client’s affairs; or

(m)	a part of this Agreement is illegal or unenforceable; or

(n)	it becomes illegal or impossible for the Client to comply with its obligations under this Agreement; or

(o)	anything else happens which, in AFG Trust’s opinion, has a material adverse effect on either the Client’s ability to comply with its obligations under this Agreement or AFG Trust’s rights under this Agreement; or

(p)	any of the things listed in clause 4.1(a) - 4.1(o) happens in respect of someone other than the Client who has guaranteed the Client’s obligations under this Agreement,

then at any time thereafter, without prejudice to any other remedies which AFG Trust may have, AFG Trust may by notice to the Client cancel the Facility whereupon the Facility Amount shall be reduced to zero and the Client shall repay all the Drawings outstanding, and any interest thereof, to AFG Trust immediately.

5.	APPOINTMENT OF ATTORNEYS

5.1	For valuable consideration, the Client irrevocably appoints as its separate attorneys AFG Trust and each of AFG Trust’s officers and managers. Each attorney has power to do any one or more of the following:

(a)	anything the Client is required to do under this Agreement; and

(b)	anything the attorney thinks necessary to protect AFG Trust’s rights under this Agreement or to exercise any power that AFG Trust has under this Agreement.

5.2	An attorney appointed under this Agreement is not liable for any liability, loss, damage or expense the Client incurs or suffers as a result of the attorney’s actions. The Client must indemnify each attorney against any liability, loss, damage or expense incurred or suffered while acting as the Client’s attorney.

6.	PAYMENTS

6.1	Payments: All payments made by the Client to AFG Trust under this Agreement must be made free of any restriction or condition, and (as far as legally possible) clear of deduction or withholding, whether for tax, by way of set-off or counterclaim, or otherwise.

6.2	Time and place of payment

(a)	Payments by the Client must be made by the time and at the place AFG Trust specifies in immediately available funds.

(b)	If a payment is due to be made on a day which is not a Business Day, it must be made on the next Business Day and all other provisions of this Agreement will be read and construed accordingly.

6.3	Interest on late payments and judgments: If:

(a)	the Client does not pay any amount it has to pay under this Agreement on time or in the manner required by this Agreement; or

(b)	an amount the Client must pay under this Agreement becomes merged in a court order;

then the Client must, as a separate obligation, pay interest on that amount from the date the amount became payable until it is paid at the Default Interest Rate or, if applicable, the rate in the court order if that rate is higher. The default interest is calculated daily and is payable on demand. If it is not paid on time it will be capitalised at the end of each month. This obligation is not affected by any court order.

6.4	Repayment of payments received by AFG Trust

(a)	If AFG Trust repays a payment which AFG Trust received from the Client, AFG Trust may rely on AFG Trust’s rights against the Client under this Agreement as if the original payment had not been made. This applies whether or not AFG Trust was legally required to hand over the payment.

(b)	The Client must do everything required to restore AFG Trust to AFG Trust’s position before the original payment was made, including providing AFG Trust with a security interest over any of the assets of the Client.

6.5	Application of payments

(a)	AFG Trust may apply any money paid by the Client towards meeting any part of the Client’s liability to AFG Trust in AFG Trust’s absolute discretion. If AFG Trust does not make an election as to the application of the money paid, the Client must assume AFG Trust has applied that payment in AFG Trust’s best interests.

(b)	AFG Trust may place any payments received from the Client into a suspense account until AFG Trust has received all money owed to it by the Client.

7.	TAXES ON PAYMENTS

7.1	Deduction or withholding to be made up: If the Client is required to deduct or withhold anything from an amount payable under this Agreement, the Client must increase the amount paid to the extent necessary for AFG Trust to receive and retain the amount it would have received but for the deduction or withholding. The amount paid must be free from any liability except a tax or charge imposed on, or calculated by reference to, the net income of AFG Trust.

7.2	Client to notify requirement to deduct or withhold: The Client must promptly notify AFG Trust if it is required by law to make a deduction or withholding from an amount payable by it under this Agreement. It must also do so if there is a change in the way a deduction or withholding is calculated.

7.3	Client to comply with legal requirements: The Client must comply with any legal requirement concerning paying to the taxation or other authority a deduction or withholding from an amount payable under this Agreement. The Client must also deliver to AFG Trust any evidence required by AFG Trust of the receipt by the authority of the deduction or withholding when AFG Trust requires it to do so.

8.	COSTS

8.1	Payment of costs: On written request by AFG Trust, the Client must pay any fees, charges, taxes and costs (including legal costs on a full indemnity basis) AFG Trust incurs in connection with:

(a)	preparing, negotiating, executing and enforcing this Agreement; or

(b)	any consent or release in connection with this Agreement; or

(c)	AFG Trust performing any obligation of the Client under this Agreement which the Client does not perform; or

(d)	the happening of an Event of Default.

8.2	Increased costs

(a)	If because of any change in law or in its interpretation or administration or because of compliance with any request from or requirement of any fiscal, monetary or other authority:

(i)	AFG Trust incurs a cost as a result of its having entered into or performed its obligations under this Agreement or as a result of any Drawing being outstanding; or

(ii)	there is any increase in the cost to AFG Trust of funding or maintaining the Facility; or

(iii)	the amount of principal or interest or any other amount payable to AFG Trust or the effective return to AFG Trust under this Agreement is reduced; or

(iv)	AFG Trust becomes liable to make any payment (not being a payment of tax on its overall net income) on or calculated by reference to the amount of any Drawing,

the Client must on demand indemnify AFG Trust against that cost, increased cost, reduction or liability. If AFG Trust has acted in good faith it is no defence that the cost, increased cost, reduction or liability could have been avoided by AFG Trust.

(b)	A certificate from AFG Trust as to the amount of, and basis for arriving at, any cost, increased cost, reduction or liability is conclusive and binding on the Client in the absence of manifest error.

(c)	If a demand for additional amounts is made under clause 8.2(a), AFG Trust must use reasonable endeavours for a period of not less than 30 days to make the Facility available by alternative means so the increase in cost no longer applies and no other additional expense arises as a result.

9.	NOTICES

9.1	Notices etc only by authorised signatories: A notice, consent, information, application, demand or request that must or may be given or made by a party to this Agreement is only given or made if it is executed by that party or signed by an authorised signatory of that party. A person is an authorised signatory if he or she is a solicitor, director or company secretary of the relevant party, or if he or she is authorised in writing by that party.

9.2	Giving notices: A notice, consent, information application, demand or request that must or may be given or made to a party under this Agreement is only given or made if it is delivered or posted to that party at the address stated in the Facility Letter; or faxed to that party at the fax number stated in the Facility Letter.

However, if a party gives another party 3 Business Days written notice of a change of that, or a subsequent, address or fax number, a notice, consent, information or request is only given or made by that other party if it is delivered, posted or faxed to the latest address or to the latest fax number. If no notice of change of address has been received, then the latest notified address is the address for the purposes of serving any notice.

9.3	Time notice is given: A notice, consent, information, application, demand or request is to be treated as given or made at the following time:

(a)	if it is delivered, when it is left at the relevant address;

(b)	if it is sent by post, 5 Business Days; or

(c)	if it is sent by fax, as soon as the sender receives from the sender’s fax machine a report of an error free transmission to the correct fax number.

If a notice, consent, information, application or request is delivered, or an error free transmission report in relation to it is received, after the normal business hours of the party to whom it is sent, it is to be treated as having been given or made at the beginning of the next Business Day.

9.4	Non-applicability to proceedings: The parties agree that the provisions of clauses 9.1 to 9.3 will not apply in relation to the service of any legal process.

10.	GOVERNING LAW

10.1	This Agreement shall be construed and governed by New Zealand law.

11.	MISCELLANEOUS

11.1	Joint and several liabilities: If the Client consists of more than one person, each reference to “the Client” is to be treated as a reference to each of those persons individually, and to each of those persons jointly with any one or more of the others. Each of those persons is jointly and severally liable to AFG Trust. This means AFG Trust can take action against any number of those persons together or against one of those persons alone.

11.2	Entire agreement: Subject to clause 11.8, this Agreement contains everything AFG Trust has agreed on in relation to the matters it deals with. The Client cannot rely on an earlier document, or anything said or done by AFG Trust or by a director, officer, agent or employee of AFG Trust, before this Agreement was executed, save as permitted by law.

11.3	Execution of separate documents: This Agreement is properly executed if each party executes either this Agreement or an identical document. In the latter case, this Agreement takes effect when the documents are exchanged between the parties.

11.4	Language:

(a)	This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

(b)	Each notice, instrument, certificate or other communication to be given by one party to another under or in connection with this Agreement is be in the English language (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

11.5	Other rights unaffected: AFG Trust’s rights under this Agreement are in addition to any rights that AFG Trust may have apart from them.

11.6	Severability: If a clause or part of a clause of this Agreement can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this Agreement, but the rest of this Agreement is not affected.

11.7	Waiver: The fact that AFG Trust fails to do, or delays in doing, something AFG Trust is entitled to do under this Agreement, does not amount to a waiver of any obligation of, or breach of obligation by, the Client. A waiver by AFG Trust is only effective if it is in writing, and it is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

11.8	AFG Trust Group Account Terms and Conditions: Both parties acknowledge that the terms and conditions contained in this Agreement are subject to the AFG Trust Group Account Terms and Conditions.

11.9	Certificate conclusive: Certificate given by AFG Trust shall be the conclusive evidence of the amount of a Drawing. A certificate from AFG Trust as to the amount of, and basis for arriving at, any cost, increased cost, reduction or liability is conclusive and binding on the Client in the absence of manifest error

11.10	Summary judgment : The Client acknowledges that where an Event of Default has happened, AFG Trust may seek a summary judgment (or any other judicial process of a similar nature) to recover any amount owed by the Client to AFG Trust under this Agreement. The Client undertakes that it shall not oppose in any way to the use of such procedure. The Client further undertakes to waive any defence available to the Client to the fullest extent possible under law.

11.11	Amendment : AFG Trust may amend the terms of this AFG Trust Credit Services Terms and Conditions from time to time without having to obtain the Client’s further agreement. The most recent AFG Trust Credit Services Terms and Conditions will be published at AFG Trust Group’s website (www.afgtrust.com) from time to time. The Client acknowledges that it is the Client’s responsibility to obtain the most recent version of the AFG Trust Credit Services Terms and Conditions from that website. Where the Client does not accept the changes, it may cancel the Facility in accordance with the Facility Letter.